EXHIBIT 23.1
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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
GMX Resources Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-106311) on Form S-8 of GMX Resources Inc. of our report dated April 6, 2004, except as to Note L which is as of April 14, 2004 with respect to the consolidated balance sheets of GMX Resources Inc. as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the December 31, 2003, annual report on Form 10-KSB of GMX Resources Inc.

Our report refers to a change in the method of accounting for asset retirement obligations.

                                    KPMG LLP


Oklahoma City, Oklahoma
April 14, 2004